SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

                              ROSETTA GENOMICS LTD.
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $0.01
                         (Title of Class of Securities)

                                    M82183100
                                 (CUSIP Number)

                                 January 8, 2008
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. M82183100                                               PAGE 2 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Partners
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     29,702
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     29,702
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     29,702
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.3%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                               PAGE 3 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     65,957
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     65,957
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     65,957
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.6%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                               PAGE 4 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     1,076
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     1,076
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     1,076
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                               PAGE 5 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     69,461
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     69,461
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     69,461
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.6%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                               PAGE 6 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Serena Limited
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     2,310
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     2,310
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     2,310
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                               PAGE 7 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Healthcare Fund LP
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     177,760
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     177,760
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     177,760
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     1.5%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                               PAGE 8 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Healthcare International Ltd.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     285,884
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     285,884
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     285,884
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     2.4%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                               PAGE 9 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        MHD Management Co.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     29,702
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     29,702
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     29,702
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.3%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 10 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     65,957
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     65,957
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     65,957
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.6%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     IA
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 11 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     71,771
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     71,771
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     71,771
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     0.6%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 12 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        DK Group LLC
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     177,760
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     177,760
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     177,760
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     1.5%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 13 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        DK Management Partners LP
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     285,884
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     285,884
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     285,884
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     2.4%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 14 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     285,884
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     285,884
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     285,884
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     2.4%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 15 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     632,150
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     632,150
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     632,150
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 16 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Marvin H. Davidson
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     632,150
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     632,150
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     632,150
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 17 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Stephen M. Dowicz
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     632,150
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     632,150
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     632,150
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 18 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Scott E. Davidson
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     632,150
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     632,150
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     632,150
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 19 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Michael J. Leffell
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     632,150
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     632,150
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     632,150
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 20 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Timothy I. Levart
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     632,150
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     632,150
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     632,150
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 21 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     632,150
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     632,150
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     632,150
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 22 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Eric P. Epstein
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     632,150
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     632,150
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     632,150
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 23 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     632,150
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     632,150
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     632,150
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 24 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Avram Z. Friedman
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     632,150
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     632,150
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     632,150
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 25 OF 43


------------------------------------------------------------------------------
(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Conor Bastable
------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [X]
------------------------------------------------------------------------------
(3)     SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     632,150
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     632,150
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     632,150
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. M82183100                                              PAGE 26 OF 43

------------------------------------------------------------------------------


ITEM 1(a).        NAME OF ISSUER:

                  Rosetta Genomics Ltd. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  10 Plaut Street, Science Park
                  Rehovot 76706 POB 4059
                  Israel

ITEM 2(a).        NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                  (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                  (iii) M. H. Davidson & Co., a New York limited partnership ("CO");

                  (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                  (v)      Serena Limited, a Cayman Islands corporation
                           ("Serena");

                  (vi) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

                  (vii) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

                  (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                  (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                  (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

                  (xi) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

Schedule 13G
CUSIP No. M82183100                                              PAGE 27 OF 43


                  (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

                  (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

                  (xiv) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas
                           L. Kempner, Jr. and Timothy I. Levart are
                           Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram
                           Z. Friedman and Conor Bastable are limited partners of DKMP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).        CITIZENSHIP:

                  (i)      DKP - a New York limited partnership

                  (ii)     DKIP - a Delaware limited partnership

                  (iii)    CO - a New York limited partnership

                  (iv)     DKIL - a British Virgin Islands corporation

                  (v)      Serena - a Cayman Islands corporation

                  (vi)     DKHF - a Delaware limited partnership

                  (vii)    DKHI - a Cayman Islands corporation

                  (viii)   MHD - a New York limited partnership

                  (ix)     DKAI - a New York corporation

                  (x)      DKIA - a Delaware limited liability company

                  (xi)     DKG - a Delaware limited liability company

                  (xii)    DKMP - a Delaware limited partnership

                  (xiii)   DKS - a Delaware limited liability company

Schedule 13G
CUSIP No. M82183100                                              PAGE 28 OF 43


                  (xiv)    Thomas L. Kempner, Jr. - United States

                  (xv)     Marvin H. Davidson - United States

                  (xvi)    Stephen M. Dowicz - United States

                  (xvii)   Scott E. Davidson -United States

                  (xviii)  Michael J. Leffell - United States

                  (xix)    Timothy I. Levart - United Kingdom & United States

                  (xx)     Robert J. Brivio, Jr. - United States

                  (xxi)    Eric P. Epstein - United States

                  (xxii)   Anthony A. Yoseloff - United States

                  (xxiii)  Avram Z. Friedman - United States

                  (xxiiii) Conor Bastable - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, PAR VALUE $0.01

ITEM 2(e).  CUSIP NUMBER:

         M82183100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15
                          of the Act;

                  (b) [ ] Bank as defined in Section 3(a)(6) of the
                          Act;

                  (c) [ ] Insurance Company as defined in Section
                          3(a)(19) of the Act;

                  (d) [ ] Investment Company registered under Section 8
                          of the Investment Company Act of 1940;

                  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] Employee Benefit Plan, Pension Fund which is
                          subject to the provisions of the Employee
                          Retirement Income Security Act of 1974 or
                          Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g) [ ] Parent Holding Company, in accordance with
                          Rule 13d-1(b)(ii)(G);

Schedule 13G
CUSIP No. M82183100                                              PAGE 29 OF 43


                  (h) [ ] Savings Associations as defined in Section 3(b)
                          of the Federal Deposit Insurance Act;

                  (i) [ ] Church Plan that is excluded from the definition
                          of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [ ] Group, in accordance with Rule
                          13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         The Principals may be deemed to beneficially own an aggregate 632,150 shares as a result of their voting and dispositive power over the 632,150 shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, DKHF and DKHI.

         DKIA may be deemed to beneficially own the 69,461 shares beneficially owned by DKIL and the 2,310 shares beneficially owned by Serena as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 65,957 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 29,702 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 177,760 shares beneficially owned by DKHF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 285,884 shares beneficially owned by DKHI as a result of their voting and dispositive power over those shares.

         A. DKP

              (a) Amount beneficially owned: 29,702

              (b) Percent of class: 0.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 29,702

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        29,702

         B. DKIP

              (a) Amount beneficially owned: 65,957

              (b) Percent of class: 0.6%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 65,957

Schedule 13G
CUSIP No. M82183100                                              PAGE 30 OF 43

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        65,957

         C. CO

              (a) Amount beneficially owned: 1,076

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,076

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        1,076

         D. DKIL

              (a) Amount beneficially owned: 69,461

              (b) Percent of class: 0.6%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 69,461

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        69,461

         E. Serena

              (a) Amount beneficially owned: 2,310

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 2,310

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        2,310

Schedule 13G
CUSIP No. M82183100                                              PAGE 31 OF 43


         F. DKHF

              (a) Amount beneficially owned: 177,760

              (b) Percent of class: 1.5%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 177,760

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        177,760

         G. DKHI

              (a) Amount beneficially owned: 285,884

              (b) Percent of class: 2.4%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 285,884

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        285,884

         H. MHD

              (a) Amount beneficially owned: 29,702

              (b) Percent of class: 0.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 29,702

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        29,702

Schedule 13G
CUSIP No. M82183100                                              PAGE 32 OF 43


         I. DKAI

              (a) Amount beneficially owned: 65,957

              (b) Percent of class: 0.6%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 65,957

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        65,957

         J. DKIA

              (a) Amount beneficially owned: 71,771

              (b) Percent of class: 0.6%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 71,771

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        71,771

         K. DKG

              (a) Amount beneficially owned: 177,760

              (b) Percent of class: 1.5%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 177,760

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        177,760

Schedule 13G
CUSIP No. M82183100                                              PAGE 33 OF 43


         L. DKMP

              (a) Amount beneficially owned: 285,884

              (b) Percent of class: 2.4%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 285,884

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        285,884

         M. DKS

              (a) Amount beneficially owned: 285,884

              (b) Percent of class: 2.4%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 285,884

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        285,884

         N. Thomas L. Kempner, Jr.

              (a) Amount beneficially owned: 632,150

              (b) Percent of class: 5.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 632,150

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        632,150

Schedule 13G
CUSIP No. M82183100                                              PAGE 34 OF 43


         O. Marvin H. Davidson

              (a) Amount beneficially owned: 632,150

              (b) Percent of class: 5.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 632,150

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        632,150

         P. Stephen M. Dowicz

              (a) Amount beneficially owned: 632,150

              (b) Percent of class: 5.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 632,150

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        632,150

         Q. Scott E. Davidson

              (a) Amount beneficially owned: 632,150

              (b) Percent of class: 5.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 632,150

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        632,150

Schedule 13G
CUSIP No. M82183100                                              PAGE 35 OF 43

         R. Michael J. Leffell

              (a) Amount beneficially owned. 632,150

              (b) Percent of class: 5.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 632,150

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        632,150

         S. Timothy I. Levart

              (a) Amount beneficially owned: 632,150

              (b) Percent of class: 5.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 632,150

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        632,150

         T. Robert J. Brivio, Jr.

              (a) Amount beneficially owned: 632,150

              (b) Percent of class: 5.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 632,150

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        632,150

Schedule 13G
CUSIP No. M82183100                                              PAGE 36 OF 43


         U. Eric P. Epstein

              (a) Amount beneficially owned: 632,150

              (b) Percent of class: 5.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 632,150

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        632,150

         V. Anthony A. Yoseloff

              (a) Amount beneficially owned: 632,150

              (b) Percent of class: 5.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 632,150

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        632,150

         W. Avram Z. Friedman

              (a) Amount beneficially owned: 632,150

              (b) Percent of class: 5.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 632,150

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        632,150

         Y.   Conor Bastable

              (a) Amount beneficially owned: 632,150

Schedule 13G
CUSIP No. M82183100                                              PAGE 37 OF 43

              (b) Percent of class: 5.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 632,150

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        632,150

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. M82183100                                              PAGE 38 OF 43




                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  January 17, 2008              DAVIDSON KEMPNER PARTNERS
                                      By: MHD Management Co.,
                                      its General Partner

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Managing Partner

                                      DAVIDSON KEMPNER INSTITUTIONAL
                                      PARTNERS, L.P.
                                      By: Davidson Kempner Advisers Inc.,
                                      its General Partner

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: President

                                      M.H. DAVIDSON & CO.

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Managing Partner

                                      DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                      By: Davidson Kempner International
                                      Advisors, L.L.C.,
                                      its Investment Manager

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      SERENA LIMITED
                                      By: Davidson Kempner International
                                      Advisors, L.L.C.,
                                      its Investment Manager

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

Schedule 13G
CUSIP No. M82183100                                              PAGE 39 OF 43


                                      DAVIDSON KEMPNER HEALTHCARE FUND LP
                                      By:  DK Group LLC,
                                      its General Partner

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      DAVIDSON KEMPNER HEALTHCARE
                                      INTERNATIONAL LTD.
                                      By:  DK Management Partners LP,
                                      its Investment Manager
                                      By:  DK Stillwater GP LLC, its general
                                      partner

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      MHD MANAGEMENT CO.

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Managing Partner

                                      DAVIDSON KEMPNER ADVISERS INC.

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: President

                                      DAVIDSON KEMPNER INTERNATIONAL
                                      ADVISORS, L.L.C.

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      DK GROUP LLC

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

Schedule 13G
CUSIP No. M82183100                                              PAGE 40 OF 43



                                      DK MANAGEMENT PARTNERS LP
                                      By:  DK Stillwater GP LLC, its
                                      general partner

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      DK STILLWATER GP LLC

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      /s/ Thomas L. Kempner, Jr.
                                      -------------------------
                                      Thomas L. Kempner, Jr.

                                      /s/ Marvin H. Davidson
                                      -------------------------
                                      Marvin H. Davidson

                                      /s/ Stephen M. Dowicz
                                      -------------------------
                                      Stephen M. Dowicz

                                      /s/ Scott E. Davidson
                                      -------------------------
                                      Scott E. Davidson

                                      /s/ Michael J. Leffell
                                      -------------------------
                                      Michael J. Leffell

                                      /s/ Timothy I. Levart
                                      -------------------------
                                      Timothy I. Levart

                                      /s/ Robert J. Brivio, Jr.
                                      -------------------------
                                      Robert J. Brivio, Jr.

                                      /s/ Eric P. Epstein
                                      -------------------------
                                      Eric P. Epstein

                                      /s/ Anthony A. Yoseloff
                                      -------------------------
                                      Anthony A. Yoseloff

                                      /s/ Avram Z. Friedman
                                      -------------------------
                                      Avram Z. Friedman

                                      /s/ Conor Bastable
                                      -------------------------
                                      Conor Bastable

Schedule 13G
CUSIP No. M82183100                                              PAGE 41 OF 43



                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  January 17, 2008              DAVIDSON KEMPNER PARTNERS
                                      By: MHD Management Co.,
                                      its General Partner

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Managing Partner

                                      DAVIDSON KEMPNER INSTITUTIONAL
                                      PARTNERS, L.P.
                                      By: Davidson Kempner Advisers Inc.,
                                      its General Partner

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: President

                                      M.H. DAVIDSON & CO.

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Managing Partner

                                      DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                      By: Davidson Kempner International
                                      Advisors, L.L.C.,
                                      its Investment Manager

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      SERENA LIMITED
                                      By: Davidson Kempner International
                                      Advisors, L.L.C.,
                                      its Investment Manager

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

Schedule 13G
CUSIP No. M82183100                                              PAGE 42 OF 43


                                      DAVIDSON KEMPNER HEALTHCARE FUND LP
                                      By:  DK Group LLC,
                                      its General Partner

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      DAVIDSON KEMPNER HEALTHCARE
                                      INTERNATIONAL LTD.
                                      By:  DK Management Partners LP,
                                      its Investment Manager
                                      By:  DK Stillwater GP LLC, its general
                                      partner

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      MHD MANAGEMENT CO.

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Managing Partner

                                      DAVIDSON KEMPNER ADVISERS INC.

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: President

                                      DAVIDSON KEMPNER INTERNATIONAL
                                      ADVISORS, L.L.C.

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

Schedule 13G
CUSIP No. M82183100                                              PAGE 43 OF 43


                                      DK GROUP LLC

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      DK MANAGEMENT PARTNERS LP
                                      By:  DK Stillwater GP LLC, its
                                      general partner

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      DK STILLWATER GP LLC

                                      /s/ Thomas L. Kempner, Jr.
                                      -----------------------------
                                      Name:  Thomas L. Kempner, Jr.
                                      Title: Executive Managing Member

                                      /s/ Thomas L. Kempner, Jr.
                                      -------------------------
                                      Thomas L. Kempner, Jr.

                                      /s/ Marvin H. Davidson
                                      -------------------------
                                      Marvin H. Davidson

                                      /s/ Stephen M. Dowicz
                                      -------------------------
                                      Stephen M. Dowicz

                                      /s/ Scott E. Davidson
                                      -------------------------
                                      Scott E. Davidson

                                      /s/ Michael J. Leffell
                                      -------------------------
                                      Michael J. Leffell

                                      /s/ Timothy I. Levart
                                      -------------------------
                                      Timothy I. Levart

                                      /s/ Robert J. Brivio, Jr.
                                      -------------------------
                                      Robert J. Brivio, Jr.

                                      /s/ Eric P. Epstein
                                      -------------------------
                                      Eric P. Epstein

                                      /s/ Anthony A. Yoseloff
                                      -------------------------
                                      Anthony A. Yoseloff

                                      /s/ Avram Z. Friedman
                                      -------------------------
                                      Avram Z. Friedman

                                      /s/ Conor Bastable
                                      -------------------------
                                      Conor Bastable